EXHIBIT 10.1

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR
JOHN MCBRIDE

WEST END BANK
RICHMOND, INDIANA

JANUARY 1, 2007

Financial Institution Consulting Corporation
700 Colonial Road, Suite 102
Memphis, Tennessee 38117
WATS: 1-800-873-0089
FAX: (901) 684-7414
(901) 684-7400

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR JOHN MCBRIDE

This Supplemental Executive Retirement Plan (the “Agreement”), effective as of January 1, 2007, formalizes the understanding by and between West End Bank (the “Bank”), a state chartered savings bank having its principal place of business in Indiana, and John McBride (hereinafter referred to as “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive serves the Bank as a member of the board; and

WHEREAS, the Bank recognizes the valuable services heretofore performed by the Executive and wishes to encourage his continued service; and

WHEREAS, the Executive wishes to be assured that he will be entitled to a certain amount of additional compensation for some definite period of time from and after retirement from active service with the Bank or other termination of service and wishes to provide his beneficiary with benefits from and after death; and

WHEREAS, the Bank and the Executive wish to provide the terms and conditions upon which the Bank shall pay such additional compensation to the Executive after retirement or other termination of service and/or death benefits to his beneficiary after death; and

WHEREAS, the Bank has adopted this Supplemental Executive Retirement Plan which controls all issues relating to benefits as described herein and;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Executive agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1
“Accrued Benefit Account” shall be represented by the bookkeeping entries required to record the Executive’s (i) Phantom Contributions plus (ii) accrued interest, equal to the Interest Factor, earned to-date on such amounts. However, neither the existence of such bookkeeping entries nor the Accrued Benefit Account itself shall be deemed to create either a trust of any kind, or a fiduciary relationship between the Bank and the Executive or any Beneficiary. In the event the Bank commences Phantom Contributions to the Accrued Benefit Account it is intended that all aspects of this agreement will be construed in a manner consistent with IRC § 409 A.

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	“Administrator” means the Bank.

1.4	“Bank” means West End Bank and any successor thereto.

1.5
“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in Exhibit B of this Agreement to whom the deceased Executive’s benefits are payable. If no Beneficiary is so designated, then the Executive’s Spouse, if living, will be deemed the Beneficiary. If the Executive’s Spouse is not living, then the Children of the Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no Children, then the Estate of the Executive will be deemed the Beneficiary.

1.6	“Benefit Age” means Executive’s seventieth (70th) birthday.

1.7
“Benefit Eligibility Date” means the date on which the Executive is entitled to receive any benefit(s) pursuant to Section(s) III or V of this Agreement. It shall be the first day of the month following the attainment of the Executives’ Benefit Age.

1.8	“Board of Directors” means the Board of Directors of the Bank.

1.9
“Cause” means termination of the Executive’s service on the Board of Directors due to: (i) actions or inactions which constitute a breach of the bylaws of the Bank or (ii) the Executive’s personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Plan, or gross negligence in matters of material importance to the Bank.

1.10	“Change in Control” of the Holding Company or Bank shall mean the following change in control events;

Change in Control Events shall include a change in the ownership of the corporation, a change in effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation.

For this section “persons acting as a group” is defined as follows; Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

A. Change in Ownership of the Corporation

Change in the ownership occurs on the date that any one person, or more than one person acting as a group (as defined above), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation or to cause a change in the effective control of the corporation.

B. Change in the Effective Control of the Corporation

Change in the effective control of the corporation. A change in the effective control of a corporation occurs on the date that either — (1) Any one person, or more than one person acting as a group (as defined above), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or (2) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election.

C. Change in the Ownership of a Substantial Portion of the Corporation’s Assets.

Change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as defined above), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

1.11	“Children” means all natural or adopted children of the Executive and issue of any predeceased child or children.

1.12	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.13
“Contribution(s)” means those annual total contributions which the Bank is required to make to the Retirement Income Trust Fund on behalf of the Executive in accordance with Subsection 2.1 (a) and in the amounts set forth in Exhibit A of the Agreemen.

1.14
“Disability Benefit” means the benefit payable to the Executive following a determination, in accordance with Subsection 6.1, that he is no longer able, properly and satisfactorily, to perform his duties at the Bank.

1.15	“Effective Date” of this Agreement shall be January 1,2007.

1.16	“Estate” means the estate of the Executive.

1.17	“Interest Factor” means monthly compounding, discounting or annuitizing, as applicable, at a rate set forth in Exhibit A.

1.18
“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made in monthly installments commencing on the first day of the month following the occurrence of the event which triggers distribution and continuing for a period of one hundred twenty (120) months.

1.19
“Phantom Contributions” means those annual Contributions which the Bank is no longer required to make on behalf of the Executive to the Retirement Income Trust Fund. Rather, once the Executive has exercised the withdrawal rights provided for in Subsection 2.2, the Bank shall be required to record the annual amounts set forth in Exhibit A of the Agreement in the Executive’s Accrued Benefit Account, pursuant to Subsection 2.1.

1.20	“Plan Year” shall mean the twelve (12) month period commencing January 1 and ending December 31.

1.21
“Retirement Income Trust Fund” means the trust fund account established by the Executive and into which annual Contributions will be made by the Bank on behalf of the Executive pursuant to Subsection 2.1. The contractual rights of the Bank and the Executive with respect to the Retirement Income Trust Fund shall be outlined in a separate writing to be known as the John McBride Grantor Trust agreement.

1.22
“Spouse” means the individual to whom the Executive is legally married at the time of the Executive’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom the Executive is legally married at the time of death if the Executive and such individual have entered into a formal separation agreement or initiated divorce proceedings.

1.23
“Supplemental Retirement Income Benefit” means a projected annual amount (before taking into account federal and state income taxes), payable in monthly installments throughout the Payout Period. Such benefit is projected pursuant to the Agreement for the purpose of determining the Contributions to be made to the Retirement Income Trust Fund (or Phantom Contributions to be recorded in the Accrued Benefit Account). The annual Contributions and Phantom Contributions have been actuarially determined, using the assumptions set forth in Exhibit A, in order to fund for the projected Supplemental Retirement Income Benefit. The Supplemental Retirement Income Benefit for which Contributions (or Phantom Contributions) are being made (or recorded) is set forth in Exhibit A.

SECTION II

BENEFIT FUNDING

2.1
(a) Retirement Income Trust Fund and Accrued Benefit Account. The Executive shall establish the John McBride Grantor Trust into which the Bank shall be required to make annual Contributions on the Executive’s behalf, pursuant to Exhibit A and this Section II of the Agreement. A trustee shall be selected by the Executive. The trustee shall maintain an account, separate and distinct from the Executive’s personal contributions, which account shall constitute the Retirement Income Trust Fund. The trustee shall be charged with the responsibility of investing all contributed funds. Distributions from the Retirement Income Trust Fund of the John McBride Grantor Trust may be made by the trustee to the Executive, for purposes of payment of any income or employment taxes due and owing on Contributions by the Bank to the Retirement Income Trust Fund and on any taxable earnings associated with such Contributions which the Executive shall be required to pay from year to year, under applicable law, prior to actual receipt of any benefit payments from the Retirement Income Trust Fund. If the Executive exercises his withdrawal rights pursuant to Subsection 2.2, the Bank’s obligation to make Contributions to the Retirement Income Trust Fund shall cease and the Bank’s obligation to record Phantom Contributions in the Accrued Benefit Account shall immediately commence pursuant to Exhibit A and this Section II of the Agreement. In the event the Bank commences Phantom Contributions to the Accrued Benefit Account it is intended that all aspects of this agreement will be construed in a manner consistent with IRC § 409A. To the extent this Agreement is inconsistent with the John McBride Grantor Trust Agreement, the John McBride Grantor Trust Agreement shall supersede this Agreement.

The annual Contributions (or Phantom Contributions) required to be made by the Bank to the Retirement Income Trust Fund (or recorded by the Bank in the Accrued Benefit Account) have been actuarially determined and are set forth in Exhibit A which is attached hereto and incorporated herein by reference. Contributions shall be made by the Bank to the Retirement Income Trust Fund (i) within seventy-five (75) days of establishment of such trust, and (ii) within the first thirty (30) days of the beginning of each subsequent Plan Year. Phantom Contributions, if any, shall be recorded in the Accrued Benefit Account within the first thirty (30) days of the beginning of each applicable Plan Year. Phantom Contributions shall accrue interest at a rate equal to the Interest Factor, during the Payout Period, until the balance of the Accrued Benefit Account has been fully distributed.

The Administrator shall review the schedule of annual Contributions (or Phantom Contributions) provided for in Exhibit A (i) within thirty (30) days prior to the close of each Plan Year and (ii) if the Executive is employed by the Bank until attaining Benefit Age, on or immediately before attainment of such Benefit Age. Such review shall consist of an evaluation of the accuracy of all assumptions used to establish the schedule of Contributions (or Phantom Contributions). Provided that (i) the Executive has not exercised his withdrawal rights pursuant to Subsection 2.2 and (ii) the investments contained in the Retirement Income Trust Fund have been deemed reasonable by the Bank, the Administrator shall prospectively amend or supplement the schedule of Contributions provided for in Exhibit A should the Administrator determine during any such review that an increase in or supplement to the schedule of Contributions is necessary in order to adequately fund the Retirement Income Trust Fund so as to provide an annual benefit (or to provide the lump sum equivalent of such benefit, as applicable) equal to the Supplemental Retirement Income Benefit, on an after-tax basis, commencing at Benefit Age and payable for the duration of the Payout Period.

(b) Withdrawal Rights Not Exercised.
(1) Contributions Made Annually

If the Executive does not exercise any withdrawal rights pursuant to Subsection 2.2, the annual Contributions to the Retirement Income Trust Fund shall continue each year, unless this Subsection 2.1(b) specifically states otherwise, until the earlier of (i) the last Plan Year that Contributions are required pursuant to Exhibit A, or (ii) the Plan Year of the Executive’s termination of service.

(2) Termination Following a Change in Control

If the Executive does not exercise his withdrawal rights pursuant to Subsection 2.2 and a Change in Control occurs at the Bank, followed within thirty-six (36) months by either (i) the Executive’s involuntary termination of service, or (ii) Executive’s voluntary termination of service after: (A) a material change in the Executive’s function, duties, or responsibilities, which change would cause the Executive’s position to become one of lesser responsibility, importance, or scope from the position the Executive held at the time of the Change in Control, (B) a relocation of the Executive’s principal place of service by more than thirty (30) miles from its location prior to the Change in Control, or (C) a material reduction in the benefits and perquisites to the Executive from those being provided at the time of the Change in Control, the Contributions as set forth on Schedule A shall continue to be required of the Bank. The Bank shall be required to make an immediate lump sum Contribution to the Executive’s Retirement Income Trust Fund in an amount equal to: (i) the full Contribution required for the Plan Year in which such termination occurs, if not yet made, plus (ii) the present value (computed using a discount rate equal to the Interest Factor) of all remaining Contributions to the Retirement Income Trust Fund, and (iii) the present value (computed using the a discount rate equal to the Interest Factor) of the interest only component of the remaining Contribution; provided, however, if necessary an additional amount shall be contributed to the Retirement Income Trust Fund which is sufficient to provide the Executive with after-tax benefits (assuming a constant tax rate equal to the rate in effect as of the date of Executive’s termination) beginning at Benefit Age following such termination, equal in amount to that benefit which would have been payable to the Executive if no secular trust had been implemented and the benefit obligation had been accrued under APB Opinion No. 12, as amended by FAS 106.

(3) Termination For Cause

If the Executive does not exercise his withdrawal rights pursuant to Subsection 2.2, and is terminated for Cause pursuant to Subsection 5.2, no further Contribution(s) to the Retirement Income Trust Fund shall be required of the Bank, and if not yet made, no Contribution shall be required for the Plan Year in which such termination for Cause occurs.

(4) Voluntary or Involuntary Termination of Service.

If the Executive does not exercise his withdrawal rights pursuant to Subsection 2.2, and the Executive’s service with the Bank is voluntarily or involuntarily terminated for any reason, including a termination due to disability of the Executive but excluding termination for Cause, or termination following a Change in Control within thirty-six (36) months of such Change in Control, no further Contribution(s) to the Retirement Income Trust Fund shall be required of the Bank, and if not yet made, no Contribution shall be required for the Plan Year in which such termination occurs. Notwithstanding the above, the Bank will be required to make annual payments to Director’s Retirement Income Trust Fund determined as follows:

1.	Determine what the accrued liability would have been as of the Director’s date of termination, had no secular trust been implemented.
2.
Determine the benefit payable, beginning at the benefit age, for 120 months which that accrued liability would support had interest been added to that liability on an annual basis using the Accrued Benefit Interest Factor set forth in Exhibit A.

3.
The Bank shall make payments to the Director’s Retirement Income Trust Fund on an annual basis in amounts equal to the accrued interest expense which would have been recorded absent the secular trust arrangement.

(5) Death During Service.

If the Executive does not exercise any withdrawal rights pursuant to Subsection 2.2, and dies while employed by the Bank, and if, following the Executive’s death, the assets of the Retirement Income Trust Fund are insufficient to provide the Supplemental Retirement Income Benefit to which the Executive is entitled, the Bank shall be required to make a Contribution to the Retirement Income Trust Fund in an amount sufficient to provide the Executive’s beneficiary with benefits equal to the Supplemental Retirement Income Benefit, after taking into consideration any payments under any life insurance policies that may have been obtained on the Executive’s life by the Retirement Income Trust Fund. Such final contribution shall be payable in a lump sum to the Retirement Income Trust Fund within thirty (30) days of the Executive’s death.

(c) Withdrawal Rights Exercised.

If the Executive exercises his withdrawal rights pursuant to Subsection 2.2, the Bank’s obligation to make Contributions to the Retirement Income Trust Fund shall cease and the Bank’s obligation to record Phantom Contributions in the Accrued Benefit Account shall commence. Because Phantom Contributions to the Accrued Benefit Account are not taxed to the Executive until distributed as benefits, the Accrued Benefit Account is subject to IRC § 409A. In the event the Bank commences Phantom Contributions to the Accrued Benefit Account it is intended that all aspects of this agreement will be construed in a manner consistent with IRC § 409A.

(1) Phantom Contributions Made Annually.

If the Executive exercises his withdrawal rights pursuant to Subsection 2.2, no further Contributions to the Retirement Income Trust Fund shall be required of the Bank. Thereafter, Phantom Contributions shall be recorded annually in the Executive’s Accrued Benefit Account within thirty (30) days of the beginning of each Plan Year, commencing with the first Plan Year following the Plan Year in which the Executive exercises his withdrawal rights. In the event the Bank commences Phantom Contributions to the Accrued Benefit Account it is intended that all aspects of this agreement will be construed in a manner consistent with IRC § 409A. Such Phantom Contributions shall continue to be recorded annually, unless this Subsection 2.1(c) specifically states otherwise, until the earlier of (i) the last Plan Year that Phantom Contributions are required pursuant to Exhibit A, or (ii) the Plan Year of the Executive’s termination of service.

(2) Termination Following a Change in Control

If the Executive exercises his withdrawal rights pursuant to Subsection 2.2, Phantom Contributions shall commence in the Plan Year following the Plan Year in which the Executive first exercises his withdrawal rights. If a Change in Control occurs at the Bank, and within thirty-six (36) months of such Change in Control, the Executive’s service is either (i) involuntarily terminated, or (ii) voluntarily terminated by the Executive after: (A) a material change in the Executive’s function, duties, or responsibilities, which change would cause the Executive’s position to become one of lesser responsibility, importance, or scope from the position the Executive held at the time of the Change in Control, (B) a relocation of the Executive’s principal place of service by more than thirty (30) miles from its location prior to the Change in Control, or (C) a material reduction in the benefits and perquisites to the Executive from those being provided at the time of the Change in Control, the Phantom Contribution set forth below shall be required of the Bank. The Bank shall be required to record a lump sum Phantom Contribution in the Accrued Benefit Account within ten (10) days of the Executive’s termination of service equal to (i) the full Contribution required for the Plan Year in which such termination occurs, if not yet made, plus (ii) the present value (computed using a discount rate equal to the Interest Factor) of all remaining Contributions to the Retirement Income Trust Fund, and (iii) the present value (computed using the a discount rate equal to the Interest Factor) of the interest only component of the Elective Contribution. The amount of such final Phantom Contribution shall be actuarially determined based on the Phantom Contribution required, at such time, in order to provide a benefit via this Agreement equal in amount to that benefit which would have been payable to the Executive if no secular trust had been implemented and the benefit obligation had been accrued under APB Opinion No. 12, as amended by FAS 106. (Such actuarial determination shall reflect the fact that amounts shall be payable from both the Accrued Benefit Account as well as the Retirement Income Trust Fund and shall also reflect the amount and timing of any withdrawal(s) made by the Executive from the Retirement Income Trust Fund pursuant to Subsection 2.2.)

(3) Termination For Cause

If the Executive is terminated for Cause pursuant to Subsection 5.2, the entire balance of the Executive’s Accrued Benefit Account at the time of such termination, which shall include any Phantom Contributions which have been recorded plus interest accrued on such Phantom Contributions, shall be forfeited.

(4) Voluntary and Involuntary Termination of Service.

If the Executive exercises his withdrawal rights pursuant to Subsection 2.2,’and the Executive’s service with the Bank is voluntarily or involuntarily terminated for any reason including termination due to disability of the Executive, but excluding termination for Cause, or termination following a Change in Control, within thirty (30) days of such termination of service, no further Phantom Contributions shall be required of the Bank. Interest, at a rate equal to the Interest Factor, shall accrue on such Phantom Contributions until the Executive’s Benefit Eligibility Date.

(5) Death During Service.

If the Executive exercises his withdrawal rights pursuant to Subsection 2.2, and dies while employed by the Bank, Phantom Contributions included on Exhibit A shall be required of the Bank. Such Phantom Contributions shall commence in the Plan Year following the Plan Year in which the Executive exercises his withdrawal rights and shall continue through the Plan Year in which the Executive dies. The Bank shall also be required to record a final Phantom Contribution within thirty (30) days of the Executive’s death. The amount of such final Phantom Contribution shall be actuarially determined based on the Phantom Contribution required at such time (if any), in order to provide a benefit via this Agreement equivalent to the Supplemental Retirement Income Benefit commencing within thirty (30) days of the date the Administrator receives notice of the Executive’s death and continuing for the duration of the Payout Period. (Such actuarial determination shall reflect the fact that amounts shall be payable from the Accrued Benefit Account as well as the Retirement Income Trust Fund and shall also reflect the amount and timing of any withdrawal(s) made by the Executive pursuant to Subsection 2.2.)

2.2	Withdrawals From Retirement Income Trust Fund.

Exercise of withdrawal rights by the Executive pursuant to the John McBride Grantor Trust agreement shall terminate the Bank’s obligation to make any further Contributions to the Retirement Income Trust Fund, and the Bank’s obligation to record Phantom Contributions pursuant to Subsection 2.1(c) shall commence. In the event the Bank commences Phantom Contributions to the Accrued Benefit Account it is intended that all aspects of this agreement will be construed in a manner consistent with IRC § 409A For purposes of this Subsection 2.2, “exercise of withdrawal rights” shall mean those withdrawal rights to which the Executive is entitled under Article III of the John McBride Grantor Trust agreement and shall exclude any distributions made by the trustee of the Retirement Income Trust Fund to the Executive for purposes of payment of income taxes in accordance with Subsection 2.1 of this Agreement and the tax reimbursement formula contained in the trust document, or other trust expenses properly payable from the John McBride Grantor Trust pursuant to the provisions of the trust document.

2.3	Benefits Payable From Retirement Income Trust Fund

Notwithstanding anything else to the contrary in this Agreement, in the event that the trustee of the Retirement Income Trust Fund purchases a life insurance policy or annuity with the Contributions to and, if applicable, earnings of the Trust, and such life insurance policy or annuity is intended to continue in force beyond the Payout Period for the disability or retirement benefits payable from the Retirement Income Trust Fund pursuant to this Agreement, then the trustee shall have discretion to determine the portion of the cash value of such policy available for purposes of annuitizing the Retirement Income Trust Fund (it being understood that for purposes of this Section 2.3, “annuitizing” does not mean surrender of such policy and annuitizing of the cash value received upon such surrender) to provide the disability or retirement benefits payable under this Agreement, after taking into consideration the amounts reasonably believed to be required in order to maintain the cash value of such policy to continue such policy in effect until the death of the Executive and payment of death benefits thereunder.

2.4	Benefits Payable From the Accrued Benefit Account

If the Executive exercises his withdrawal rights pursuant to Subsection 2.2, the Bank’s obligation to make Contributions to the Retirement Income Trust Fund shall cease and the Bank’s obligation to record Phantom Contributions in the Accrued Benefit Account shall commence. Because Phantom Contributions to the Accrued Benefit Account are not taxed to the Executive until distributed as benefits, the Accrued Benefit Account is subject to IRC § 409A. In the event the Bank commences Phantom Contributions to the Accrued Benefit Account it is intended that all aspects of this agreement will be construed in a manner consistent with IRC § 409A. Upon exercising withdrawal rights under this plan, the participant (or the participant’s beneficiary) must satisfy the requirements of IRC § 409A to change the time or form of distribution from the Accrued Benefit Account.

SECTION III

RETIREMENT BENEFIT

3.1	If the Executive is employed with the Bank until reaching his Benefit Age this Subsection 3.1 shall be controlling with respect to retirement benefits.

An actuarial evaluation shall be undertaken at such time as the Executive attains the Benefit Age for the purpose of determining the sufficiency of the Retirement Income Trust Fund Assets to provide the Executive with the Supplemental Retirement Income Benefit. If the assets are actuarially determined to be insufficient to provide the Supplemental Retirement Income Benefit, then a lump sum contribution will be made in an amount actuarially sufficient to enable the Executive to receive the full Supplemental Retirement Income Benefit. In no case will additional contributions be required.

In the event the Executive dies at any time after attaining his Benefit Age, but prior to commencement or completion of all monthly payments due and owing hereunder, (i) the trustee of the Retirement Income Trust Fund shall pay to the Executive’s Beneficiary the monthly installments (or a continuation of such monthly installments if they have already commenced) for the balance of months remaining in the Payout Period, or (ii) the Executive’s Beneficiary may request to receive the unpaid balance of the Executive’s Retirement Income Trust Fund in a lump sum payment. If a lump sum payment is requested by the Beneficiary, payment of the balance of the Retirement Income Trust Fund in such lump sum form shall be made only if the Executive’s Beneficiary notifies both the Administrator and trustee in writing of such election within ninety (90) days of the Executive’s death. Such lump sum payment shall be payable within thirty (30) days of such notice.

The Executive’s Accrued Benefit Account (if applicable), measured as of the Executive’s Benefit Age, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such benefit payments shall commence on the Executive’s Benefit Eligibility Date. In the event the Executive dies at any time after attaining his Benefit Age, but prior to commencement or completion of all the payments due and owing hereunder, the Bank shall pay to the Executive’s Beneficiary the same monthly installments (or a continuation of such monthly installments if they have already commenced) for the balance of months remaining in the Payout Period.

SECTION IV

PRE-RETIREMENT DEATH BENEFIT

4.1	If the Executive dies while employed by the Bank this Subsection 4.1 shall be controlling with respect to pre-retirement death benefits.

The balance of the Executive’s Retirement Income Trust Fund, measured as of the later of (i) the Executive’s death, or (ii) the date any final lump sum Contribution is made pursuant to Subsection 2.1 (b), shall be used to provide the Executive’s beneficiary with benefits actuarially determined to be equal in amount to those the Executive would have received had the Executive lived until reaching the Benefit Age. Such benefits shall commence within thirty (30) days of the date the Administrator receives notice of the Executive’s death.

The Executive’s Beneficiary may request to receive the unpaid balance of the Executive’s Retirement Income Trust Fund in a lump sum payment. If a lump sum payment is requested by the Beneficiary, payment of the balance of the Retirement Income Trust Fund in such lump sum form shall be made only if the Executive’s Beneficiary notifies both the Administrator and trustee in writing of such election within ninety (90) days of the Executive’s death. Such lump sum payment shall be made within thirty (30) days of such notice.

The Executive’s Accrued Benefit Account (if applicable), measured as of the later of (i) the Executive’s death or (ii) the date any final lump sum Phantom Contribution is recorded in the Accrued Benefit Account pursuant to Subsection 2.1(c), shall be annuitized (using the Interest Factor) into monthly installments and shall be payable to the Executive’s Beneficiary for the Payout Period. Such benefit payments shall commence within thirty (30) days of the date the Administrator receives notice of the Executive’s death, or if later, within thirty (30) days after any final lump sum Phantom Contribution is recorded in the Accrued Benefit Account in accordance with Subsection 2.1(c).

SECTION V
BENEFIT(S) IN THE EVENT OF TERMINATION OF SERVICE
PRIOR TO BENEFIT AGE

5.1
Voluntary or Involuntary Termination of Service Other Than for Cause. In the event the Executive’s service with the Bank is voluntarily or involuntarily terminated prior to Benefit Age, for any reason, including a Change in Control, but excluding (i) any disability related termination for which the Board of Directors has approved early payment of benefits pursuant to Subsection 6.1, (ii) the Executive’s pre-retirement death, which shall be covered in Section IV, (iii) or termination for Cause, which shall be covered in Subsection 5.2, the Executive (or his Beneficiary) shall be entitled to receive benefits in accordance with this Subsection 5.1. Payments of benefits pursuant to this Subsection 5.1 shall be made in accordance with Subsection 5.1 (a) or 5.1 (b) below, as applicable.

(a) Executive Lives Until Benefit Age
If after such termination, the Executive lives until attaining his Benefit Age, this Subsection 5.1 (a) shall be controlling with respect to retirement benefits.

The Executive’s Retirement Income Trust Fund Assets, measured as of the Executive’s Benefit Age, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such benefit payments shall commence on the Executive’s Benefit Eligibility Date. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is less than the rate of return used to annuitize the Retirement Income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required by the Bank in order to fund the final benefit payment(s) and make up for any shortage attributable to the less-than-expected rate of return. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final benefit payment to the Executive (or his Beneficiary) shall distribute the excess amounts attributable to the greater-than-expected rate of return.

In the event the Executive dies at any time after attaining his Benefit Age, but prior to commencement or completion of all monthly payments due and owing hereunder, (i) the trustee of the Retirement Income Trust Fund shall pay to the Executive’s Beneficiary the monthly installments (or a continuation of the monthly installments if they have already commenced) for the balance of months remaining in the Payout Period, or (ii) the Executive’s Beneficiary may request to receive the unpaid balance of the Executive’s Retirement Income Trust Fund in a lump sum payment. If a lump sum payment is requested by the Beneficiary, payment of the balance of the Retirement Income Trust Fund in such lump sum form shall be made only if the Executive’s Beneficiary notifies both the Administrator and trustee in writing of such election within ninety (90) days of the Executive’s death. Such lump sum payment shall be made within thirty (30) days of such notice.

The Executive’s Accrued Benefit Account (if applicable), measured as of the Executive’s Benefit Age, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such benefit payments shall commence on the Executive’s Benefit Eligibility Date. In the event the Executive dies at any time after attaining his Benefit Age, but prior to commencement or completion of all the payments due and owing hereunder, the Bank shall pay to the Executive’s Beneficiary the same monthly installments (or a continuation of such monthly installments if they have already commenced) for the balance of months remaining in the Payout Period.

(b) Executive Dies Prior to Benefit Age
If after such termination, the Executive dies prior to attaining his Benefit Age, this Subsection 5.1(b) shall be controlling with respect to retirement benefits.

The Retirement Income Trust Fund, measured as of the date of the Executive’s death, shall be used to provide the Executive’s beneficiary with benefits actuarially determined to be equal in amount to those the Executive would have received had the Executive lived until reaching the Benefit Age. Such payments shall commence within thirty (30) days of the date the Administrator receives notice of the Executive’s death. The Executive’s Beneficiary may request to receive the unpaid balance of the Executive’s Retirement Income Trust Fund in the form of a lump sum payment. If a lump sum payment is requested by the Beneficiary, payment of the balance of the Retirement Income Trust Fund in such lump sum form shall be made only if the Executive’s Beneficiary notifies both the Administrator and trustee in writing of such election within ninety (90) days of the Executive’s death. Such lump sum payment shall be made within thirty (30) days of such notice.

The Executive’s Accrued Benefit Account (if applicable), measured as of the date of the Executive’s death, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such payments shall commence within thirty (30) days of the date the Administrator receives notice of the Executive’s death.

5.2	Termination For Cause.

If the Executive is terminated for Cause, all benefits under this Agreement, other than those which can be paid from previous Contributions to the Retirement Income Trust Fund (and earnings on such Contributions), shall be forfeited. Furthermore, no further Contributions (or Phantom Contributions, as applicable) shall be required of the Bank for the year in which such termination for Cause occurs (if not yet made). The Executive shall be entitled to receive a benefit in accordance with this Subsection 5.2.

The balance of the Executive’s Retirement Income Trust Fund shall be paid to the Executive in a lump sum on his Benefit Eligibility Date. In the event the Executive dies prior to his Benefit Eligibility Date, his Beneficiary shall be entitled to receive the balance of the Executive’s Retirement Income Trust Fund in a lump sum within thirty (30) days of the date the Administrator receives notice of the Executive’s death.

SECTION VI

OTHER BENEFITS

6.1	Disability Benefits

If the Executive’s service is terminated prior to Benefit Age due to a disability which meets the criteria set forth below, the Executive may request to receive the Disability Benefit in lieu of the retirement benefits available pursuant to Section 5.1 (which are not available prior to the Executive’s Benefit Eligibility Date).

In any instance in which it is determined by a duly licensed, independent physician selected by the Bank, that the Executive is “disabled,” the Executive shall be entitled to receive a lump sum Disability Benefit hereunder. For these purposes, a distribution from the Accrued Benefit Account (but not the Retirement Income Trust Fund) shall require a determination that the Director is “disabled” within the meaning of proposed Treasury Regulation Section 1.409 A-3(g)(4).

The Executive shall be entitled to the following lump sum benefit(s) in lieu of any other benefits under Section 5.1. The lump sum benefit(s) to which the Executive is entitled shall include: (i) the balance of the Retirement Income Trust Fund, plus (ii) the balance of the Accrued Benefit Account (if applicable). The benefit(s) shall be paid within thirty (30) days following the date of the Executive’s final disability determination. In the event the Executive dies after becoming eligible for such payment(s) but before the actual payment(s) is (are) made, his Beneficiary shall be entitled to receive the benefit(s) provided for in this Subsection 6.1 within thirty (30) days of the date the Administrator receives notice of the Executive’s death.

6.2	Additional Death Benefit - Burial Expense.

Upon the Executive’s death, the Executive’s Beneficiary shall also be entitled to receive a one time lump sum death benefit in the amount of Ten Thousand Dollars ($10,000). This benefit shall be paid directly from the Bank to the Beneficiary and shall be provided specifically for the purpose of providing payment for burial and/or funeral expenses of the Executive. Such death benefit shall be payable within thirty (30) days of the date the Administrator receives notice of the Executive’s death. The Executive’s Beneficiary shall not be entitled to such benefit if the Executive is terminated for Cause prior to death.

SECTION VII

BENEFICIARY DESIGNATION

The Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of this Agreement and shall have the right to change such designation, at any subsequent time, by submitting to (i) the Administrator, and (ii) the trustee of the Retirement Income Trust Fund, in substantially the form attached as Exhibit B to this Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of this Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION VIII

EXECUTIVE’S RIGHT TO ASSETS

The rights of the Executive, any Beneficiary, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Bank. The Executive, the Beneficiary, or any other person claiming through the Executive, shall only have the right to receive from the Bank those payments or amounts so specified under this Agreement. The Executive agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement shall not be deemed to be held under any trust for the benefit of the Executive or his Beneficiaries, unless such asset is contained in the rabbi trust described in Section XII of this Agreement. Any such asset shall be and remain a general, unpledged asset of the Bank in the event of the Bank’s insolvency.

SECTION IX

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement, other than those Contributions required to be made to the Retirement Income Trust Fund. The Executive, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Agreement or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to replace such assets from time to time or to terminate its investment in such assets at any time, in whole or in part. At no time shall the Executive be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION X

ACT PROVISIONS

10.1
Named Fiduciary and Administrator. The Bank, as Administrator, shall be the Named Fiduciary of this Agreement. As Administrator, the Bank shall be responsible for the management, control and administration of the Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

10.2
Claims Procedure and Arbitration. In the event that benefits under this Agreement are not paid to the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within ninety (90) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION XI

MISCELLANEOUS

11.1
No Effect on Employment Rights. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Executive without regard to the existence of the Agreement.

11.2
State Law. The Agreement is established under, and will be construed according to, the laws of the state of Indiana, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

11.3
Severability. In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

11.4
Incapacity of Recipient. In the event the Executive is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Agreement to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

11.5
Unclaimed Benefit. The Executive shall keep the Bank informed of his current address and the current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person. If the location of the Executive is not made known to the Bank as of the date upon which any payment of any benefits from the Accrued Benefit Account may first be made, the Bank shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of thirty-six (36) months.

11.6
Limitations on Liability. Notwithstanding any of the preceding provisions of the Agreement, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Executive or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

11.7	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

11.8
Effect on Other Corporate Benefit Agreements. Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

11.9
Suicide. Notwithstanding anything to the contrary in this Agreement, if the Executive’s death results from suicide, whether sane or insane, within twenty-six (26) months after execution of this Agreement, all further Contributions to the Retirement Income Trust Fund (or Phantom Contributions recorded in the Accrued Benefit Account) shall thereupon cease, and no Contribution (or Phantom Contribution) shall be made by the Bank to the Retirement Income Trust Fund (or recorded in the Accrued Benefit Account) in the year such death resulting from suicide occurs (if not yet made). All benefits other than those available from previous Contributions to the Retirement Income Trust Fund under this Agreement shall be forfeited, and this Agreement shall become null and void. The balance of the Retirement Income Trust Fund, measured as of the Executive’s date of death, shall be paid to the Beneficiary within thirty (30) days of the date the Administrator receives notice of the Executive’s death.

11.10
Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Executive, his successors, heirs, executors, administrators, and Beneficiaries.

11.11	Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

11.12
Establishment of a Rabbi Trust. The Bank shall establish a rabbi trust into which the Bank shall contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” (as defined in such rabbi trust agreement), until the contributed assets are paid to the Executive and/or his Beneficiary in such manner and at such times as specified in this Agreement. It is the intention of the Bank that the contribution or contributions to the rabbi trust shall provide the Bank with a source of funds to assist it in meeting the liabilities of this Agreement.

SECTION XII

AMENDMENT/PLAN TERMINATION

12.1
Amendment or Plan Termination. The Bank intends this Agreement to be permanent, and the Agreement may not be amended or terminated without the express written consent of the parties. No amendment or termination of the Agreement shall directly or indirectly deprive the Executive of all or any portion of the Executive’s Retirement Income Trust Fund (and Accrued Benefit Account, if applicable) as of the effective date of the resolution amending or terminating the Agreement.

Notwithstanding the above, if the Executive does not exercise any withdrawal rights pursuant to Subsection 2.2, and if at any time after the final Contribution immediately prior to Executive’s Benefits Eligibility Date or the date that triggers distribution is made to the Retirement Income Trust Fund the Executive elects to terminate the Retirement Income Trust Fund and receive a distribution of the assets of the Retirement Income Trust Fund, then upon such distribution this Agreement shall terminate.

12.2
Executive’s Right to Payment Following Plan Termination. In the event of a termination of the Agreement, the Executive shall be entitled to the balance, if any, of his Retirement Income Trust Fund (and Accrued Benefit Account, if applicable). However, if such termination is done in anticipation of or pursuant to a “Change in Control,” such balance(s) shall include the final Contribution (or final Phantom Contribution) made (or recorded) pursuant to Subsection 2.1(b)(2) (or 2.1(c)(2)). Payment of the balance(s) of the Executive’s Retirement Income Trust Fund (and Accrued Benefit Account, if applicable) shall not be dependent upon his continuation of service with the Bank following the termination date of the Agreement. Payment of the balance(s) of the Executive’s Retirement Income Trust Fund (and Accrued Benefit Account, if applicable) shall be made in a lump sum within thirty (30) days of the date of termination of the Agreement.

SECTION XIII

EXECUTION

13.1
This Agreement and the John McBride Grantor Trust Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement and the John McBride Grantor Trust Agreement.

13.2	This Agreement shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the Bank and the Executive have caused this Agreement to be executed on the day and date first above written.

ATTEST:	(BANK):

/s/ (SIGNATURE)	By:	/s/ (SIGNATURE)

	Title:	Senior Vice President

WITNESS:	EXECUTIVE:

/s/ (SIGNATURE)	/s/ (SIGNATURE)

CONDITIONS, ASSUMPTIONS,
AND
SCHEDULE OF CONTRIBUTIONS AND PHANTOM CONTRIBUTIONS

1.	Interest Factor - for purposes of:

	a.	the Accrued Benefit Account - shall be six percent (6%) per annum, compounded monthly.

b.
the Retirement Income Trust Fund - for purposes of annuitizing the balance of the Retirement Income Trust Fund over the Payout Period, the trustee of the John McBride Grantor Trust shall exercise discretion in selecting the appropriate rate given the nature  of the investments contained in the Retirement Income Trust Fund and the expected return associated with the investments. For these purposes, if the trustee of the Retirement Income Trust Fund has purchased a life insurance policy, the trustee shall have the discretion to determine the portion of the cash value of such policy available for purposes of annuitizing the Retirement Income Trust Fund, in accordance with Section 2.3 of the Agreement.

2.
The amount of the annual Contributions (or Phantom Contributions) to the Retirement Income Trust Fund (or Accrued Benefit Account) has been based on the annual interest- adjusted accounting accruals which would be required of the Bank through the earlier of the Executive’s death or Benefit Age, (i) pursuant to APB Opinion No. 12, as amended by FAS 106 and (ii) assuming a discount rate equal to six percent (6%) per annum, in order to provide a portion of the unfunded, non- qualified Supplemental Retirement Income Benefit. After tax Contributions to the secular trust shall be limited to the spread between the after tax income produced from the BOLI investment and the Bank’s after tax “cost of funding earning assets” as reported in the FDIC All Summary Information Report.

3.
Supplemental Retirement Income Benefit means an actuarially determined annual amount equal to Twenty-Three Thousand Three Hundred and Ten Dollars ($23,310) at age 70 if paid entirely from the Accrued Benefit Account or Fourteen Thousand Four Hundred and Fifty-Two Dollars ($14,452) at age 70 if paid from the Retirement Income Trust Fund.

Exhibit A

The Supplemental Retirement Income Benefit:

●
the definition of Supplemental Retirement Income Benefit has been incorporated into the Agreement for the sole purpose of actuarially establishing the amount of annual Contributions (or Phantom Contributions) to the Retirement Income Trust Fund (or Accrued Benefit Account). The amount of any actual retirement, pre-retirement or disability benefit payable pursuant to the Agreement will be a function of (i) the amount and timing of Contributions (or Phantom Contributions) to the Retirement Income Trust Fund (or Accrued Benefit Account) and (ii) the actual investment experience of such Contributions (or the monthly compounding rate of Phantom Contributions).

4.	Schedule of Annual Gross Contributions/Phantom Contributions

YEAR	CONTRIBUTION
2007	18,581
2008	18,581
2009	18,581
2010	18,581
2011	18,581
2012	18,581
2013	18,581
2014	18,581
2015	18,581
2016	13,753

Exhibit A - Cont’d.